Contact:

Michael A. Steeves
Director, Investor Relations
415-983-8169



HOMESTAKE ANNOUNCES POSITIVE FEASIBILITY FOR STUDY
FOR ESKAY CREEK MILL PROJECT

San Francisco, CA,  February 28, 1997 -- Homestake Mining
Company (NYSE:HM) today announced that Prime Resources Group
Inc. (50.6% owned by Homestake) received a positive feasibility study for the construction of a gravity and flotation processing facility at the Eskay Creek mine located in northern British Columbia, Canada.

PROJECT HIGHLIGHTS

  Estimated capital cost of $12.4 million

  Annual mill production of 70,000 equivalent ounces of gold, resulting in an annual net increase of 30,000 equivalent ounces of gold for the mine.

  Cash production costs of $175 per equivalent ounce of gold produced from the mill, including third party smelter charges.

  Expected nine-year life at 165 tons per day.

  Pretax payback of one year.

The start-up of the mill will require an increase in the current mining rate from 330 tons per day, all of which is shipped direct to smelters, to approximately 440 tons per day. Future direct shipments to smelters are estimated to be 275 tons per day. This mining rate will balance direct shipment and mill production from the mine throughout its remaining life.


Ronald D. Parker, President and CEO of Prime Resources Group Inc. commented: "This is an excellent project. It has a payback of one year and will significantly increase the long-term profitability of the Eskay Creek mine. Sixty five
(65) percent of our production costs are related to







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transportation and smelting.  This project will reduce those costs materially by producing a high-grade gravity and flotation concentrate, therefore allowing us to process lower grade ore while maintaining our low cash cost per ounce."

PROJECT SPECIFICS
Metallurgical tests for mill-amenable ores have been completed at independent laboratories with excellent results. It is estimated that 23% of the precious metals will be recovered by gravity concentration and 64% will be recovered from a flotation concentrate, after third party smelter recoveries. This will result in an overall precious metal recovery of 87%. Average flotation concentration ratios of 4.6 to 1 are expected. The flotation concentrates will be low in mercury and antimony and high in base metal content, which should result in separate smelter contracts, with improved terms.

Over 381,000 tons of Eskay Creek's proven and probable reserves and 147,000 tons of mineralized material have been identified as amenable to gravity and flotation separation. Although the head grade of the mill feed, 0.9 ounces per ton gold and 36 ounces per ton silver, will be considerably less than that of ore shipped directly to smelters, cash costs per ounce are expected to be similar. This is a result of the large reduction in tons shipped and lower smelter penalty charges.

Final engineering and design are in progress for the mill expansion, which will be located adjacent to the existing crusher building at the Eskay Creek minesite. The project capital cost is estimated at $12.4 million and it is anticipated that the project will create 22 new permanent jobs, which will be filled primarily from the local communities.

Production from the mill circuit is estimated at  70,000
gold equivalent ounces per year (for a net increase of 30,000 gold equivalent ounces for the mine), with an expected life of 9 years based on current mill reserves and mineralized material. The project will provide an excellent return, with a pretax payback period of one year.

PERMITTING and CONSTRUCTION
The permitting process is well underway. Initial public meetings in five local communities were completed during the first week of February. The permit application was







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submitted to the appropriate regulatory agencies on February
14, 1997 for a preliminary completeness review.

Project construction should take approximately 5 months. However, the ability to complete the mill project this year is contingent upon timely approval of the application by the regulatory and permitting agencies, and project approval by Prime's Board of Directors.

EXPLORATION POTENTIAL
As a result of the excellent project economics,Prime will expand its exploration efforts to identify additional mill-amenable ores. This will include a reassessment of existing reserves as well as a focused search for new reserves. Prime is optimistic about the prospect of finding additional mill feed at Eskay Creek.

Homestake Mining Company is an international gold mining company with substantial operations and exploration in the United States, Canada and Australia. Homestake also has active exploration programs in the Andes, Venezuela, French Guiana, Brazil and elsewhere in Latin America, and development and/or evaluation projects in Chile, Russia and Bulgaria.

Statements contained in this press release which are not historical facts are forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in Homestake's filings with the Securities and Exchange Commission.



INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
   OF HOMESTAKE MINING COMPANY AND OTHER REPRESENTATIVES
    OF HOMESTAKE MINING COMPANY WHO MAY COMMUNICATE WITH
       HOMESTAKE AND SANTA FE PACIFIC GOLD CORPORATION
                      SHAREHOLDERS


     The following is information concerning the directors and executive officers of Homestake Mining Company and other representatives of Homestake ("Homestake") who may communicate with Homestake and Santa Fe Pacific Gold Corporation ("Santa Fe") shareholders with respect to (i) Homestake's planned combination with Santa Fe pursuant to







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which Santa Fe will become a wholly-owned subsidiary of
Homestake and each outstanding share of Santa Fe Common
Stock, $0.01 par value, will be converted into the right to receive 1.115 shares of Homestake Common Stock, $1.00 par value (the "Combination") and (ii) the proposed offer by Newmont Mining Corporation ("Newmont") disclosed in the preliminary prospectus contained in the Registration
Statement on Form S-4 of Newmont that was filed with the Securities and Exchange Commission on January 7, 1997
(Registration No. 333-19335), to exchange each outstanding share of Santa Fe Common Stock for 0.40 of a share of Newmont Common Stock, $1.60 par value. Newmont's proposed offer has not been commenced. Newmont's Registration
Statement states that its principal executive offices are located at 1700 Lincoln Street, Denver, Colorado 80203.
Santa Fe's principal executive offices are located at 6200
Uptown Boulevard NE, Suite 400, Albuquerque, New Mexico
87110.


           Directors and Officers of Homestake
Name and Business Address Present Position with Homestake or
        Other Principal Occupation or Employment

M. Norman Anderson
N Anderson & Associates 502-455 Granville Street
Vancouver, V6C1V2
Director, Homestake Mining Company; Former Chairman
International Corona Corporation; Mining Industry
Consultant.

Jan P. Berger
Homestake Mining Company
650 California Street San Francisco, CA 94108-2788
Treasurer, Homestake Mining Company.

Michael L. Carroll
Homestake Mining Company 650 California Street
San Francisco, CA 94108-2788
Director of Taxes and Assistant Secretary,
Homestake Mining Company.

Robert H. Clark, Jr.
529 Fifth Avenue Suite 1600 New York, NY  10017
Director, Homestake Mining Company; President and Chief
Executive Officer, Case, Pomeroy & Company, Inc.

Harry M. Conger







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Homestake Mining Company
650 California Street  San Francisco, CA 94108-2788
Director and Chairman of the Board,Homestake Mining Company.

G. Robert Durham
943 Seddon Cove Way
Tampa, FL 33602
Director, Homestake Mining Company; Former Chairman and
Chief Executive Officer of Walters Industries, Inc. and
Former Chairman and President of Phelps Dodge Corporation.

Gene G. Elam
Homestake Mining Company
650 California Street  San Francisco, CA 94108-2788
Vice President, Finance and Chief Financial Officer,
Homestake Mining Company.

Douglas W. Fuerstenau
University of California, Berkeley 477 Evans Hall No. 1760
Berkeley, CA  94720
Director, Homestake Mining Company; Professor in the
Graduate School, Department of Materials Science and
Mineral Engineering, University of California, Berkeley.

Dennis B. Goldstein
Homestake Mining Company
650 California Street  San Francisco, CA 94108-2788
Corporate Counsel and Assistant Secretary,
Homestake Mining Company.

Lee A. Graber
Homestake Mining Company
650 California Street  San Francisco, CA 94108-2788
Vice President, Corporate Development,
Homestake Mining Company.

Henry G. Grundstedt
P.O. Box 105 Umpqua, OR 97486-0105
Director, Homestake Mining Company; Former Senior Vice
President, Capital Guardian Trust.

Fred Hewett
Homestake Mining Company
650 California Street  San Francisco, CA 94108-2788
Assistant Controller, Homestake Mining Company.

William A. Humphrey
Homestake Mining Company







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650 California StreetSan Francisco, CA 94108-2788
Director, Vice Chairman of the Board, Former President and
Chief Operating Officer, Homestake Mining Company.

Robert K. Jaedicke
Graduate School of Business
Stanford University
Stanford, CA 94305-5015
Director, Homestake Mining Company; Professor (Emeritus) of
Accounting Graduate School of Business, Stanford University.

Wayne Kirk
Homestake Mining Company
650 California Street  San Francisco, CA 94108-2788
Vice President, General Counsel and Corporate Secretary,
Homestake Mining Company.

Gillyeard J. Leathley
Homestake Mining Company
650 California Street  San Francisco, CA 94108-2788
Vice President, Operations, Homestake Mining Company.

William F. Lindqvist
Homestake Mining Company
650 California Street  San Francisco, CA 94108-2788
Vice President, Exploration, Homestake Mining Company.

John Neerhout, Jr.
15 Peninsula Road
Belvedere, CA 94920
Director, Homestake Mining Company; Former Executive Vice
President and Director of Bechtel Group Inc.

Ronald D. Parker
1000-700 W. Pender Street
Vancouver, BC V6C 168  CANADA
Vice President, Canada, Homestake Mining Company.

David W. Peat
Homestake Mining Company
650 California Street  San Francisco, CA 94108-2788
Vice President and Controller, Homestake Mining Company.

Stuart T. Peeler
Casa Codorniz
POB 35852
Tucson, AZ 85740
Director, Homestake Mining Company;







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Petroleum Industry Consultant.

Carol A. Rae
13117 N. Creekview Road
Rapid City, SD 57702
Director, Homestake Mining Company;
Former President and Chief Executive Officer, Magnum Diamond
Corporation.

Berne A. Schepman
The Adair Company
1670 South Amphlett Blvd.
Suite 214       San Mateo, CA  94402
Director, Homestake Mining Company; President,The Adair
Company and Russian Technology Group.

Richard A. Tastula
9th Floor
2 Mill Street
Perth, WA 6000
Vice President, Australia, Homestake Mining Company.

Jack E. Thompson
Homestake Mining Company
650 California StreetSan Francisco, CA 94108-2788
Director, President and Chief Executive Officer,
Homestake Mining Company.

Thomas H. Wong
Homestake Mining Company
650 California Street  San Francisco, CA 94108-2788
Assistant Treasurer and Assistant Secretary,
Homestake Mining Company.


       On November 17, 1996, Homestake and Santa Fe entered into a confidentiality agreement pursuant to which, among other things, each party agreed to protect the confidential and proprietary information and data provided to each other in connection with the evaluation of one or more business transactions. On December 8, 1996, Homestake, Santa Fe and HMGLD Corp, a wholly-owned subsidiary of Homestake, entered into an Agreement and Plan of Merger pursuant to which the Combination will be consummated. On January 9, 1997, Homestake purchased 100 shares of Santa Fe common stock. In addition, the following individuals named above own the following shares of Santa Fe common stock, all of which has been owned by such individuals for more than 60 days: Mr.







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Peeler - 10,300 shares; Mr. Elam - 2,000 shares; and Mr.
Graber - 1,000 shares.

     At the effective time (the "Effective Time") of the Combination, five members of the Homestake Board will continue as directors of Homestake. The other eight members of the Homestake Board will voluntarily resign as directors of Homestake. The Agreement provides that at the Effective
Time, Mr. Thompson will become Homestake's Chairman of the
Board and Chief Executive Officer.

     A total of ten Homestake management personnel, including Messrs. Thompson, Elam, Kirk, Leathley and Lindqvist, have severance agreements with Homestake under which they are entitled to receive benefits in the event of a change of control followed by certain events. The Combination is a change of control for purposes of these severance agreements. Under the severance agreements, entitlement to benefits arises if, within three years following the consummation of the Combination, such person's employment is terminated or such person elects to terminate his employment following (i) a reduction in salary or certain benefits, (ii) a change in location of employment,
(iii) a change in position, duties, responsibilities or status inconsistent with such person's prior position, or
(iv) a reduction in responsibilities, title or office as in effect just before the consummation of the Combination. Benefits consist of (i) a lump sum payment equal to two times such person's highest annual salary and bonus (including deferred compensation) during the three years prior to termination, (ii) continuation of participation in insurance and certain other fringe benefits for two years,
(iii) continued vesting of stock options, and (iv) relocation assistance. Such benefits are in lieu of severance benefits otherwise payable under Homestake's general severance policy.

     The same ten management personnel are also participants in Homestake's Executive Supplemental Retirement Plan (the "Homestake ESRP"). The Homestake ESRP provides that participating employees accrue retirement benefits at the rate of 4 1/3% times years of service up to a maximum of 15 years. Service credit is then multiplied by average monthly compensation during the 36 consecutive months of highest compensation (salary and bonus) to determine a monthly retirement benefit. Benefits are payable on retirement at age 62 after 10 continuous years of service, with provision for early retirement between ages 55 and 62. Within two







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years following the Combination, if any participant's
employment is terminated by Homestake or by the participant for any reason, such participant will fully vest in the maximum benefits payable under the Homestake ESRP to the extent such participant is not already fully vested, and will be entitled to commence receiving such benefits at age
55. Benefits payable under the Homestake ESRP are reduced to the extent of retirement benefits otherwise payable under any other Homestake retirement plan (except the Homestake Mining Company Savings Plan).

     Homestake has a deferred compensation plan under which 23 eligible employees and the directors are entitled to defer receipt of compensation. Deferred compensation earns interest at rates determined under the plan, with a higher rate equal to 120% of the regular rate (the "Preferred Rate") for persons who have been participants for more than five years. Under the deferred compensation plan, following the Combination, all deferred compensation will earn interest at the Preferred Rate.

   Other Representatives of Homestake Who May Communicate with Homestake and Santa Fe Shareholders

                                        Present Principal
                                    Occupation or Employment

RobertA. Pilkington....................... Managing Director
Dillon, Read & Co. Inc.
535 Madison Avenue
New York, NY 10022

James C. Katzman............................ Vice President
Dillon, Read & Co. Inc.
535 Madison Avenue
New York, NY 10022


     Homestake has retained Dillon, Read & Co. Inc. ("Dillon Read") to act as its financial advisor in connection with the Combination and related matters. Pursuant to an engagement letter dated as of November 21, 1996, between Homestake and Dillon Read, Homestake has agreed to pay Dillon Read a fee of 0.33% of the equity consideration in the Combination, subject to a maximum fee of $6,500,000, for services provided in connection with the Combination. Of this amount, $2,250,000 was paid upon the announcement by Homestake of the execution of the Agreement; the payment of







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the balance is contingent upon the consummation of the
merger. Homestake has also agreed to reimburse Dillon Read for the expenses reasonably incurred by it in connection with its engagement (including reasonable counsel fees) and to indemnify Dillon Read and its officers, directors, employees, agents and controlling persons against certain expenses, losses, claims, damages or liabilities in connection with its services, including those arising under the federal securities laws. In the past, Dillon Read has provided investment banking services to Homestake and has received customary compensation for such services. In the ordinary course of business, Dillon Read trades the securities of Homestake and Santa Fe for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     This information is being furnished by Homestake to Homestake and Santa Fe shareholders pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended, in response to the proposed Newmont exchange offer and Newmont's proposed solicitation of proxies. This information is not being furnished by Santa Fe or its Board of Directors.